UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2009

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices, including zip code)

(859) 586-0600
(Registrant's telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 19, 2009, Pomeroy IT Solutions, Inc., a Delaware corporation (the "Company," "we," "our," or "us"), entered into an agreement and plan of merger with Hebron LLC, a Delaware limited liability ("Parent"), Desert Mountain Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("MergerSub"), and with respect to certain sections of the merger agreement only, David B. Pomeroy, II. Parent and Merger Sub are affiliates of Mr. Pomeroy.

Pursuant to the merger agreement, Parent agreed to acquire the Company in an all cash merger for $5.02 per share, representing approximately $49.0 million in equity value.

The merger agreement provides that MergerSub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a wholly owned subsidiary of Parent and each outstanding share of the Company's common stock will be converted into the right to receive $5.02 in cash, without interest, other than (i) shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law and (ii) shares held by Parent or any of its subsidiaries, including shares to be contributed to Parent by Mr. Pomeroy prior to the completion of the merger.

We made customary representations and warranties and covenants in the merger agreement, including, among others (i) causing a meeting of our stockholders to be held to approve the merger and adopt the merger agreement, (ii) subject to certain exceptions, our board of directors recommending that our stockholders approve the merger and adopt the merger agreement, and (iii) covenants regarding operation of our business and the business of our subsidiaries prior to the closing.

The merger agreement contains a "go-shop" provision pursuant to which we may solicit and negotiate competing acquisition proposals through June 7, 2009. After that period, we are subject to a "no-shop" provision, which restricts our ability to solicit, discuss or negotiate competing proposals, other than with persons that have made an acquisition proposal during the go-shop period that our board of directors or a committee thereof determines in good faith constitutes or is reasonably likely to lead to a "superior proposal" as defined in the merger agreement. In addition, the no-shop restriction does not apply to any party that submits an acquisition proposal after expiration of the go-shop period that our board of directors determines in good faith constitutes or is reasonably likely to lead to a "superior proposal" as defined in the merger agreement.

Parent and MergerSub have obtained conditional financing commitments, the proceeds of which will be sufficient for Parent and MergerSub to pay the aggregate merger consideration and all related fees and expenses.

We may terminate the merger agreement under certain specified circumstances, including if Mr. Pomeroy, Parent or MergerSub fails to perform any of their respective covenants or if we receive an acquisition proposal that our board of directors determines in good faith constitutes a superior proposal and that failure to terminate would be inconsistent with its fiduciary duties. If we terminate the merger agreement because we receive such an acquisition proposal, we must pay Parent a $2.0 million fee, unless the termination is in connection with an acquisition proposal from a person that made an acquisition proposal during the go-shop period, in which case the fee would be $1.0 million.

If we terminate the merger agreement because Mr. Pomeroy, Parent or MergerSub breaches or fails to perform any of their respective representations or covenants, Mr. Pomeroy must pay us $1.0 million unless our sole basis for terminating the merger agreement is because Parent did not obtain the financing sufficient for Parent and MergerSub to pay the aggregate merger consideration and all related fees and expenses, despite Parent complying with covenants related to efforts to obtain the financing, in which case Mr. Pomeroy will be required to pay our expenses incurred in connection with the merger, up to $650,000.

Parent may also terminate the merger agreement in the event of Mr. Pomeroy's death or disability, in which case Mr. Pomeroy will be required to pay our expenses incurred in connection with the merger, up to $650,000.

The foregoing summary of the merger agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the merger agreement, a copy of which is attached as an exhibit to this report and incorporated herein by reference. You are encouraged to read the merger agreement for a more complete understanding of the merger.

The merger agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or MergerSub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Additional Information and Where to Find It

This report may be deemed to be solicitation material in respect of the proposed merger discussed above. In connection with the proposed merger, we plan to file a proxy statement with the Securities and Exchange Commission ("SEC"). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to our stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by directing a request to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, KY 41048, Attention: Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our shareholders with respect to the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of April 6, 2009 is also set forth in our proxy statement for our 2009 annual meeting of stockholders, which was filed with the SEC on April 23, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Forward-Looking Information Is Subject to Risk and Uncertainty

A number of the matters discussed in this report that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; approval of the merger by our stockholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in our reports filed with the SEC, including our Annual Report on Form 10–K for the year ended January 5, 2009 and our Quarterly Report on Form 10-Q for the quarter ended April 5, 2009. This report speaks only as of its date, and we disclaim any duty to update the information herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 18, 2009, our compensation committee recommended and our board of directors approved our entry into amended and restated special change in control bonus agreements (each, a "CIC Bonus Agreement") with each of our named executive officers: Christopher Froman, Keith Blachowiak, Luther K. Kearns, Craig Propst and Peter Thelen.  Generally, the CIC Bonus Agreements provide that upon a change in control (as defined therein) that occurs prior to December 31, 2009, each executive, upon signing a release, will receive a bonus in an amount equal to such executive's base salary at the time of entry into the agreement. In addition, the CIC Bonus Agreements provide that the bonus is payable in certain circumstances if a termination of employment occurs prior to a change in control, and in certain circumstance if a change in control occurs after December 31, 2009. The amendments were approved to clarify the original intent of the CIC Bonus Agreements with respect to payment upon a change in control (a "single-trigger"), and also to provide that payment is due immediately upon the change in control, subject to the release requirement.

The approved CIC Bonus Agreements are with respect to the following existing CIC Bonus Agreements that we previously entered into with our named executive officers:

Officer	Date of Existing CIC Bonus Agreement
Mr. Froman, President and Chief Executive Officer	December 10, 2007
Mr. Blachowiak, our Senior Vice President of Operations and Chief Information Officer	December 11, 2007
Mr. Kearns, Senior Vice President-Service Delivery and Alliances	March 17, 2008
Mr. Propst, Senior Vice President, Treasurer and Chief Financial Officer	March 17, 2008
Mr. Thelen, Senior Vice President of Sales & Marketing	January 6, 2009

The foregoing discussion is qualified in its entirety by reference to the form of CIC Bonus Agreement, which is filed as an exhibit to this report and incorporated herein by reference.

Item 8.01. Other Events.

On May 20, 2009, we issued a press release in which we announced that we had entered into the merger agreement. A copy of the press release is attached as an exhibit to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated May 19, 2009, by and among Pomeroy IT Solutions, Inc., a Delaware corporation, Hebron LLC, a Delaware limited liability, Desert Mountain Acquisition Co. and David B. Pomeroy II*

10.1#
Form of Amended and Restated Special Change In Control Bonus Agreement approved May 18, 2009, entered into between Pomeroy IT Solutions, Inc. and each of Christopher Froman, Keith Blachowiak, Luther K. Kearns, Craig Propst and Peter Thelen

99.1	Press Release issued May 20, 2009
* Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
# Management contract or compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Pomeroy IT Solutions, Inc.

Date: May 20, 2009		/s/ Christopher C. Froman
	By:	Christopher C. Froman
President and Chief Executive Office

Exhibit Index

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated May 19, 2009, by and among Pomeroy IT Solutions, Inc., a Delaware corporation, Hebron LLC, a Delaware limited liability, Desert Mountain Acquisition Co. and David B. Pomeroy II*

10.1#
Form of Amended and Restated Special Change In Control Bonus Agreement approved May 18, 2009, entered into between Pomeroy IT Solutions, Inc. and each of Christopher Froman, Keith Blachowiak, Luther K. Kearns, Craig Propst and Peter Thelen

99.1	Press Release issued May 20, 2009
* Schedules and certain exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
# Management contract or compensatory plan or arrangement